UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2003

Encore Capital Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26489	48-1090909
(State or other jurisdiction of	(Commission File Number)	(I.R.S Employer
incorporation or organization)		Identification No.)

5775 Roscoe Court
San Diego, California 92123
(Address of Principal Executive Offices) (Zip Code)

(877) 445-4581
(Registrant's Telephone Number, Including Area Code)

Item 5.	Other Events.

As previously reported in the Annual Report on Form 10-K of Encore Capital Group, Inc. (the "Company") for the year ended 2002, as filed on March 28, 2003, Midland Credit Management, Inc. ("Midland Credit"), a subsidiary of the Company, and two of Midland Credit's wholly owned subsidiaries, Midland Funding 98-A Corporation ("98-A") and Midland Receivables 99-1 Corporation ("99-1"), entered into a settlement with MBNA America Bank, NA ("MBNA") in connection with a lawsuit filed against MBNA in the Superior Court of the State of Arizona, County of Maricopa, in February 2001.

On April 4, 2003, pursuant to the terms of the settlement, MBNA paid Midland Credit $11.1 million in full and complete satisfaction of the claims. The net estimated proceeds of $7.6 million, which is net of estimated litigation expenses and attorneys fees totaling $3.5 million, will be used to repay holders of the notes issued by 98-A and 99-1. The Company will record an estimated net pretax gain in the first quarter of 2003 in the amount of $7.0 million, which is comprised of estimated net proceeds of $7.6 million as reduced by the $0.6 million of remaining carrying value of the related receivable portfolios as of April 3, 2003. This net gain will result in an increase in the Company's net worth of approximately $4.2 million, after taking into consideration the related tax effect.

As a result of the application of the net settlement proceeds, (i) the 98-A Warehouse Facility will be repaid in full; (ii) the balance of Securitization 99-1 will be reduced to approximately $3.0 million; and (iii) the Company believes that it is now in compliance with the covenants under its credit agreements relating to the 98-A Warehouse Facility and Securitization 99-1.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date:	April 7, 2003	By /s/ Barry R. Barkley
Barry R. Barkley
Executive Vice President,
Chief Financial Officer and Treasurer